UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

SOTHERLY HOTELS INC.

SOTHERLY HOTELS LP

(Exact name of Registrant as Specified in Its Charter)

Maryland (Sotherly Hotels Inc.) Delaware (Sotherly Hotels LP)	001-32379 (Sotherly Hotels Inc.) 001-36091 (Sotherly Hotels LP)	20-1531029 (Sotherly Hotels Inc.) 20-1965427 (Sotherly Hotels LP)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street Williamsburg, Virginia		23185
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (757) 229-5648

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of Existing Mortgage Loan Agreement

On December 31, 2015, affiliates of Sotherly Hotels Inc. (the “Company”), the sole general partner of Sotherly Hotels LP, entered into an Amended and Restated Deed of Trust Note and other amended loan documents to secure additional proceeds on the existing $7.5 million mortgage (as amended, the “Mortgage Loan”) on the DoubleTree by Hilton Laurel (the “Hotel”) with the existing lender, Bank of Georgetown.  Immediately prior to such amendments, the mortgage loan had an outstanding principal balance of approximately $6.8 million.

Pursuant to the amended loan documents, the Mortgage Loan:

•	has a new principal amount of $9.5 million;
•	carries a fixed interest rate of 5.25% through December 31, 2017, at which time the rate will convert to the greater of 5.25% or 3.00% over the 5-year Treasury Index for the remaining term;
•	amortizes on a 25-year schedule;
•

with certain exceptions, is subject to prepayment premiums of (i) during the first, second, fifth and sixth loan years, 0.50%, (ii) during the third loan year, 3.00%, and (iii) during the fourth loan year, 2.00%;

•	continues to have a maturity date of August 5, 2021; and
•	continues to be guaranteed by Sotherly Hotels LP.

The additional Mortgage Loan proceeds will be used to reimburse the Company for previously incurred expenditures in connection with a product improvement plan on the Hotel, for future expenditures in connection with the product improvement plan, to pay closing costs, and for general corporate purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: January 6, 2016	SOTHERLY HOTELS INC.

	By:	/s/ David R. Folsom
David R. Folsom
Chief Operating Officer

SOTHERLY HOTELS LP

by its General Partner,
SOTHERLY HOTELS INC.

	By:	/s/ David R. Folsom
David R. Folsom
Chief Operating Officer